UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

March 17, 2005

(Date of earliest event reported)

VAALCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20928	76-0274813
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Post Oak Place, Suite 309

Houston, Texas 77027

(Address of principal executive offices, including zip code)

(713) 623-0801

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.02. Termination of a Material Definitive Agreement

In connection with the sale of 35,898,695 shares of common stock of VAALCO Energy, Inc. (“VAALCO”) by The 1818 Fund II, L.P. (“1818 Fund”) in a series of block trades described below, VAALCO and the 1818 Fund terminated the Stock Acquisition Agreement and Plan of Reorganization dated February 17, 1998 between VAALCO and the 1818 Fund (“Purchase Agreement”) on March 22, 2005. Prior to the block trades, the 1818 Fund beneficially owned approximately 65% of VAALCO’s outstanding common stock. A portion of the shares of common stock, and the preferred stock which was converted into common stock and sold in the block trades, was acquired by the 1818 Fund pursuant to the Purchase Agreement. The Purchase Agreement provided the 1818 Fund with certain ongoing rights, such as the right to inspect VAALCO’s records and the right to approve certain mergers and consolidations and transactions with affiliates.

Section 5 — Corporate Governance and Management

Item 5.01. Changes in Control of Registrant

On March 17, 2005, The 1818 Fund II, L.P. sold 35,898,695 shares of common stock of VAALCO in a series of block trades at a price of $3.85 per share. The Company trades on the American Stock Exchange. In connection with the block trades, the 1818 Fund converted 6,667 shares of VAALCO’s Convertible Preferred Stock, Series A, representing all of VAALCO’s outstanding preferred stock, into 18,334,250 shares of common stock. On the same date, the 1818 Fund acquired 4,635,244 shares of common stock upon the cashless exercise of a warrant. The shares sold in the block trades represented all of the common stock beneficially owned by the 1818 Fund.

The shares sold by the 1818 Fund represent approximately 63.9% of VAALCO’s outstanding common stock after the trade. Prior to the conversion of the preferred stock, which voted on all matters submitted to stockholders on an as converted basis, and the subsequent sale of common stock, the 1818 Fund was able to control all matters submitted to a vote of VAALCO’s stockholders, including the election of directors. To VAALCO’s knowledge, no person or entity acquired beneficial ownership of 10% or more of its outstanding common stock in connection with the block trades or otherwise acquired control of VAALCO. Following the settlement of the trades, VAALCO had outstanding approximately 56.2 million shares of common stock, approximately 5.3 million employee options to purchase shares of common stock, and no shares of preferred stock or warrants to purchase common stock.

As described below, the 1818 Fund’s right, as the holder of all of VAALCO’s preferred stock, to elect three directors to VAALCO’s Board of Directors was terminated upon conversion of all of the outstanding shares of preferred stock into common stock and such rights were not transferred to any of the purchasers of common stock in the block trades.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The preferred stock held by the 1818 Fund granted the 1818 Fund the right to appoint three director’s to VAALCO’s board of directors. These rights terminated on March 17, 2005 upon conversion of all of VAALCO’s outstanding preferred stock into common stock. In connection with the settlement of the sale by the 1818 Fund discussed above, Mr. Lawrence Tucker, Mr. T. Michael Long and Mr. Walter Grist resigned from the Board of Directors of VAALCO effective March 22, 2005. The remaining members of VAALCO’s Board of Directors intend to appoint their successors who will stand for election at VAALCO’s annual shareholders meeting on June 8, 2005. VAALCO does not anticipate any other changes in its Board of Directors and executive management in connection with the sale by the 1818 Fund.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO ENERGY, INC.

March 21, 2005	By:	/s/ W. Russell Scheirman
W. Russell Scheirman
President and Chief Financial Officer

3